Exhibit 99.1

Edward Jones Announces Record Results for Full-Year 2014

The Jones Financial Companies, L.L.L.P., including its principal operating subsidiary, Edward D. Jones & Co., L.P. (collectively, “Edward Jones” or the “Firm”), is pleased to announce its full-year 2014 results.

The Firm achieved record results for number of financial advisors, client assets under care, net revenue and net income before allocations to partners. The Firm strives to understand clients’ financial needs, identify financial goals and provide tailored investment solutions with exceptional client service. By continuing to grow its number of financial advisors, the Firm is able to help a greater number of serious, long-term individual investors achieve their financial goals.

Edward Jones ended 2014 with 14,000 financial advisors, a gain of 842 compared to 2013. The Firm ended the year with a record $866 billion of client assets under care, an increase of $79 billion over 2013.

Net revenue in 2014 was $6.28 billion, 11% higher ($621 million) than 2013. Net revenue growth was driven by a strong increase in fee revenue. Fee revenue increased $615 million (20%) to $3.71 billion from $3.09 billion in 2013. The main drivers of the increase in fee revenue were the continued investment of client assets into advisory programs and an increase in equity markets. Net income before allocations to partners for 2014 was $770 million, a 14% increase over 2013.

Financial Highlights

(unaudited, $ in billions, unless otherwise noted)

	2014	2013	Change	% Change
Financial Advisors (actual)	14,000	13,158	842	6%
Client Assets Under Care	$866	$787	$79	10%

	2014	2013	$ Change	% Change
Net Revenue
Fee Revenue	$3.71	$3.09	$0.62	20%
Trade Revenue	2.46	2.44	0.02	1%
Other Revenue, net	0.11	0.13	(0.02)	-15%

Total Net Revenue	$6.28	$5.66	$0.62	11%

Net Income Before Allocations to Partners (in millions)	$770	$674	$96	14%